Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

JLL CROWN HOLDINGS, LLC,

JLL CROWN MERGER SUB, INC.

and

AMERICAN DENTAL PARTNERS, INC.

Dated as of November 4, 2011

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-ii-

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acceptable Confidentiality Agreement	Section 6.1(e)
Acquisition Proposal	Section 6.1(e)
Adverse Recommendation Change	Section 6.1(d)
Affiliate	Section 3.5(c)
Agreement	Preamble
Annual D&O Premium	Section 6.8(c)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
BofA Merrill Lynch	Section 3.19
Business Day	Section 1.3
Buyer	Preamble
Buyer Employee Plan	Section 6.11
Buyer Material Adverse Effect	Section 4.1
Buyer Related Parties	Section 8.3(e)
Buyer Termination Fee	Section 8.3(d)
Cancelled Stock Option	Section 2.3(c)
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.2
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 2.2(f)
Commitment Letters	Section 4.7(a)
Company	Preamble
Company Acquisition Agreement Company Balance Sheet	Section 6.1(d) Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Letter	Article III
Company Employee Plans	Section 3.14(a)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(b)(i)
Company Stock Plans	Section 2.3(b)(i)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.14
Confidentiality Agreements	Section 5.2
Continuing Employees	Section 6.11
Contract	Section 3.4(b)
Debt Commitment Letters	Section 4.7(a)
Debt Financing	Section 4.7(a)
Debt Financing Documents	Section 5.4(g)(i)
Dissenting Shares	Section 2.4(a)

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TABLE OF DEFINED TERMS

Terms	Reference in Agreement
DGCL	Section 1.1
Edgewater	Section 3.18
Effective Time	Section 1.2
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
Equity Commitment Letter	Section 4.7(a)
Equity Financing	Section 4.7(a)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Excluded Party	Section 6.1(e)
Exclusivity Period	Section 6.1(b)
Existing Company Debt	Section 5.4(e)
Filed Company SEC Reports	Article III
Financing	Section 4.7(a)
Financing Information	Section 5.4(g)(ii)
Financing Sources	Section 4.7(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
Greenhill	Section 3.19
Grant Date	Section 3.2(g)
Guarantee	Section 4.9
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
Investor	Section 4.7(a)
IRS	Section 3.14(b)
Laws	Section 3.15
Leased Real Property	Section 3.9(b)
Liens	Section 3.9(a)
Marketing Material	Section 5.4(g)(iii)
Marketing Period	Section 5.4(g)(iv)
Material IP Agreements	Section 3.10(c)
Maximum Premium	Section 6.8(c)
Merger	Section 1.1
Merger Consideration	Section 2.1(c)
Non-Exclusivity Period	Section 6.1(a)
Option Consideration	Section 2.3(c)
Ordinary Course of Business	Section 3.2(f)
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.9(a)
Permitted Alternative Agreement	Section 8.1(f)
Permitted Liens	Section 3.9(a)(i)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Representatives	Section 6.1(a)

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TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Required Company Stockholder Vote	Section 3.4(d)
Restricted Share	Section 2.3(a)
Retained Claims	Section 9.4(b)
Rollover Options	Section 2.3(b)(ii)
Sarbanes-Oxley Act	Section 3.5(d)
SEC	Section 1.3
Section 409A	Section 3.14(c)
Securities Act	Section 3.4(c)
Special Committee	Section 3.4(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(e)
Surviving Corporation	Section 1.4
Tax Returns	Section 3.8(m)
Taxes	Section 3.8(m)
Third Party Intellectual Property	Section 3.10(b)
Transitory Subsidiary	Preamble
Transitory Subsidiary Stockholder Approval	Section 4.2(a)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 4, 2011, by and among JLL Crown Holdings, LLC, a Delaware limited liability company (the “Buyer”), JLL Crown Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and American Dental Partners, Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of each of the Buyer, the Transitory Subsidiary and the Company deems it advisable and in the best interests of such corporation and its stockholders that the Buyer acquire the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger of the Transitory Subsidiary with and into the Company, with the Company being the survivor of such merger, in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware, as a result of which the Company will become a wholly-owned subsidiary of the Buyer; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Transitory Subsidiary shall merge with and into the Company (the “Merger”) at the Effective Time.

1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Company shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.3 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York, unless another date, place or time is agreed to in writing by the Buyer and the Company. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified by the Buyer on no less than two (2) Business Days’ prior notice to the Company and (b) the final day of the Marketing Period. By mutual agreement of the Buyer and the Company, the Closing may take place by conference call and exchange of faxes and/or e-mails of documents in .pdf format. For purposes of this Agreement, a “Business Day” shall be any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, DC are open to accept filings, other than a day on which banking institutions located in New York, New York are permitted or required by applicable Law to remain closed.

1.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company, with the Company, following the Effective Time, continuing as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated, by virtue of the Merger, to read as set forth on Exhibit A hereto, and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with its terms and the DGCL. In addition, subject to Section 6.8(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.5 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or the Transitory Subsidiary immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $19.00 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest. Notwithstanding the foregoing, each share of Company Common Stock that is owned by any direct or indirect wholly-owned subsidiary of the Buyer (other than the Transitory Subsidiary) or the Company shall remain outstanding following the Merger.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or immediately prior to the Effective Time, the Buyer shall deposit (or cause to be deposited) with a bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Buyer shall cause the Exchange Agent to promptly pay to the holder of such Certificate in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than any Certificate representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. The Buyer may cause any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time to be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter be entitled to receive only from the Buyer and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable Law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Buyer, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Withholding Rights. Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or the rules and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by the Buyer, the posting by such Person of a bond, in such reasonable amount as the Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Buyer shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Plans.

(a) Immediately prior to the Effective Time, each share of Company Common Stock granted subject to time-based, performance or other vesting or lapse restrictions pursuant to any Company Stock Plan (as defined in Section 2.3(b) below) (each, a “Restricted Share”), that is outstanding and subject to such restrictions immediately prior to the Effective Time shall automatically vest, and the Company’s reacquisition right with respect to each Restricted Share shall lapse, and the holder thereof shall, subject to this Article II (including Section 2.2(f)), be entitled to receive the Merger Consideration with respect to each such Restricted Share.

(b) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time; and

(ii) to cause each outstanding Company Stock Option, except for such Company Stock Options with respect to which the Buyer and the holder thereof agree otherwise (the “Rollover Options”), to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3 and subject to Section 2.2(f), a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

(c) Each Company Stock Option that is not a Rollover Option (a “Cancelled Stock Option”) shall be cancelled as of the Effective Time, and each holder of a Cancelled Stock Option shall receive from the Buyer or the Surviving Corporation, in respect and in consideration of each such Cancelled Stock Option, as soon as practicable following the Effective Time (but in any event not later than five Business Days thereafter), an amount (net of applicable taxes withheld pursuant to Section 2.2(f)) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Cancelled Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Cancelled Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Cancelled Stock Option is equal to or greater than the Merger Consideration, such Cancelled Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(d) At the Effective Time, each Rollover Option, if any, shall be automatically converted, by virtue of the Merger and without any further action on the part of a holder thereof, to an option to purchase common stock (or common units in the case of a non-corporate entity) of any direct or indirect parent of the Surviving Corporation, with the number of shares or units underlying such option, and the applicable exercise price, equitably adjusted to prevent any increase or decrease in the intrinsic value of such Rollover Option as a result of the transactions contemplated hereby.

(e) Following the execution of this Agreement, (i) if and as required by the Company Stock Plans, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for Cancelled Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Cancelled Stock Options and (ii) the Company shall take all actions necessary or appropriate to effectuate the actions contemplated by this Section 2.3 and to terminate the Company Stock Plans as of the Effective Time (including any necessary or appropriate Company Board action). The Buyer shall, or shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Cancelled Stock Options pursuant to this Section 2.3.

(f) The Company shall take any and all actions necessary under the Company’s Employee Stock Purchase Plan to prevent the commencement of any new offering periods thereunder following the date hereof and prior to the Closing.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has properly made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall, subject to Section 2.4(b), not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under the DGCL or otherwise), then the right of the holder of such Dissenting Shares to be paid such consideration as is determined due pursuant to the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and shall represent only, the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in this Section 2.4.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL prior to the Effective Time that relates to such demand; and (ii) the opportunity to control, and make decisions in respect of, all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that, except as set forth in the disclosure letter delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Letter”) or as disclosed in any Company SEC Report filed on or after January 1, 2010 and prior to the date hereof and only as and to the extent disclosed therein (the “Filed Company SEC Reports”), other than disclosure in the Filed Company SEC Reports referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any statements included in such Filed Company SEC Reports that are forward-looking in nature:

3.1 Organization, Standing and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as now being conducted and (b) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties, rights and assets it owns, operates or leases or the nature of its activities makes such qualification necessary, except, solely in the case of clause (b), for such failures to be so qualified or in good standing that would not have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate with all other such changes, events, circumstances or developments, is, or would reasonably be expected to be, materially adverse with respect to, or has, or would reasonably be expected to have, a material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, or any change, event, circumstance or development arising or resulting from any of the following, shall constitute, or shall constitute a basis for determining that there has occurred, a Company Material Adverse Effect:

(a) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions in the industries or markets in which the Company and its Subsidiaries operate;

(d) political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) other than for purposes of any representation or warranty contained in Section 3.4(b) and Section 3.4(c) and, to the extent related thereto, the condition in Section 7.2(a), the public announcement of this

Agreement or the consummation of the Merger or other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with dental groups, dental professionals or their patients, vendors, suppliers or employees;

(g) changes in Laws or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case arising after the date of this Agreement, or that result from any action reasonably required to be taken to comply with any of the foregoing;

(h) any action taken or failure to take action, in each case, that the Buyer has approved, consented to or requested in writing;

(i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(j) any (i) changes in the Company’s stock price or the trading volume of the Company’s stock, or (ii) failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (iii) failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but in each case described in any of the foregoing clauses (i), (ii) or (iii), the underlying cause of such changes or failures may be considered in determining whether there has been a Company Material Adverse Effect, unless such changes or failures would otherwise be excepted from this definition); and

(k) any legal proceedings arising out of or in connection with this Agreement or any of the transactions contemplated by this Agreement;

provided, however, that any change, event, circumstance or development referred to in clauses (a), (b), (c), (d), (e) and (g) may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such change, event, circumstance or development has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of the close of business on November 3, 2011, (i) 15,527,681 shares of Company Common Stock were issued and outstanding, including 66,100 Restricted Shares, (ii) 988,799 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 2,524,473 shares were reserved for issuance upon exercise of outstanding Company Stock Options.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the close of business on November 3, 2011, of (i) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant and (ii) all outstanding Restricted Shares, indicating with respect to such Restricted Shares the name of the holder thereof and the number of Restricted Shares held thereby. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and the forms of all agreements evidencing Restricted Shares.

(c) From November 3, 2011 to the date of this Agreement, no Company Stock Options or Company Preferred Stock have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options in accordance with their terms. Except as set forth in this Section 3.2, as of the date of this Agreement (A) there are no equity securities of any class of, or other voting interests in, the Company or any security exchangeable or convertible into or exercisable for such equity securities or other voting interests issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, shares of capital stock or other equity interests of, or voting interests in, the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or voting rights, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any stock appreciation or other equity compensation arrangements measured by the value of, or otherwise relating to, the capital stock of the Company. Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or by which it is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company or any other person for any such purpose other than as provided in award agreements relating to Company Stock Options or Restricted Shares as they relate to using shares of Company Common Stock to pay the exercise price thereof or to pay required withholding of income Taxes.

(f) As of the date of this Agreement, there was no outstanding indebtedness for borrowed money of the Company or its Subsidiaries other than as reflected in the Company Balance Sheet or incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet.

(g) With respect to each Company Stock Option outstanding as of the date hereof, (i) each grant was duly authorized no later than the date on which the Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (ii) each grant was made in accordance with the terms of the applicable Company Stock Plan, all applicable Laws, and the rules and regulations of The Nasdaq Global Select Market, and (iii) the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign company (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or that are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There is no outstanding equity compensation with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Required Company Stockholder Vote, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, upon the recommendation of the Special Committee of the Company Board appointed to negotiate the terms and provisions of this Agreement (the “Special Committee”) and by the unanimous vote of all directors present at the meeting (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement not to be subject to any state takeover Law or similar Law that might otherwise apply to such execution, delivery, performance or consummation. Assuming the accuracy of the representations and warranties of the Buyer and the Transitory Subsidiary in Section 4.6, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Required

Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws or other organizational document of any Subsidiary of the Company, (ii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation, in each case issued, granted or promulgated by any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) and applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, or (iii) result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or result in the creation of any Lien on the Company or any of its Subsidiaries or any of their properties, rights or assets, except, in the case of clauses (ii) and (iii) of this Section 3.4(b), for any such conflicts, violations, breaches, defaults, losses, rights or other occurrences that would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other Antitrust Law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) filings required by, and compliance with the requirements of, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The NASDAQ Stock Market (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) have a Company Material Adverse Effect.

(d) Assuming the accuracy of the representations and warranties of the Buyer and the Transitory Subsidiary in Section 4.6, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for determination of the stockholders entitled to vote at the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2010. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) as of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), complied, and each of the Company SEC Reports filed subsequent to the date of this Agreement will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since January 1, 2010 that is not available on the SEC’s Electronic Data Gathering and Retrieval database. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, none of which are expected to have a Company Material Adverse Effect. The consolidated audited balance sheet of the Company as of December 31, 2010 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or on any other date of filing with the SEC, or at the time of the Company Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were or shall be made; or, with respect to the Proxy Statement, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. For purposes of this Agreement, the term “Affiliate”, when used with respect to any party, means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(d) The Company and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, to the Company’s Knowledge, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to the Buyer all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2010 to the date of this Agreement. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002, as amended and including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). Since January 1, 2010, subject to any applicable grace periods, the Company and each of its officers and directors have been in compliance with (i) the applicable listing and other rules and regulations of The Nasdaq Global Select Market and (ii) the applicable provisions of the Sarbanes-Oxley Act.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet or in any balance sheet included in any Company SEC Reports filed since the date of the Company Balance Sheet and except for (a) liabilities incurred in the Ordinary Course of Business after the date of the Company Balance Sheet and (b) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would have a Company Material Adverse Effect. There are no (i) unconsolidated Subsidiaries of the Company or (ii) off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (or any other material off-balance sheet liabilities) that have not been so disclosed in the Company SEC Reports, nor any obligations to enter into any such arrangements.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been a Company Material Adverse Effect. From June 30, 2011 through the date hereof, there has not occurred any other action or event that would have required the consent of the Buyer under clauses (a)(i), (a)(iii), (c), (d), (e), (f), (g), (h), (i), (l) or (o) of Section 5.1 of this Agreement.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has paid on a timely basis all Taxes that are due, other than any such Taxes that are being contested in good faith by appropriate proceedings, have not been finally determined and have been adequately reserved against in accordance with GAAP on the Company Balance Sheet (other than in the notes thereto). The unpaid Taxes of the Company and its Subsidiaries for all taxable periods and portions thereof through the date of the Company Balance Sheet did not, as of such date, exceed by a material amount the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the Company Balance Sheet (other than in the notes thereto).

(c) All material Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(d) The Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods ending after December 31, 2007 and on or prior to December 31, 2010 and all revenue agent reports, private letter rulings, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary and relating to material Taxes for such taxable periods.

(e) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company, (ii) has any liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), as a transferee or successor, or pursuant to any contractual obligation, or (iii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(f) There are no examinations, audits or other proceedings in respect of any Tax liability of the Company or any of its Subsidiaries by any Governmental Entity that are currently in progress or pending or, to the Company’s Knowledge, threatened or contemplated. No deficiency for, or any proposed adjustment of, any material Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries or any of their assets or properties, except for deficiencies or adjustments that have been satisfied by payment in full, settled or withdrawn. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which the Company or any of its Subsidiaries did not file a Tax Return that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed or requested to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority that is still in effect.

(g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h) There are no Liens with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

(j) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings have been entered into with, issued by, or filed with any Governmental Entity with respect to or relating to the Company or any of its Subsidiaries that could materially increase the amount of Taxes of the Company or any of its Subsidiaries for taxable periods or portions thereof beginning on or after the Closing Date.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning on or after the Closing Date as a result of (i) indebtedness discharged with respect to which an election has been made under Section 108(i) of the Code, (ii) a prepaid amount received on or before the Closing Date, (iii) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law) or (vi) an installment sale or open transaction disposition made on or prior to the Closing Date.

(l) None of the Company or any of its Subsidiaries, nor any of their predecessors by merger or consolidation, has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(m) For purposes of this Agreement, (i) “Taxes” means any and all taxes and all other charges, fees, duties, contributions, levies, assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, value-added, net worth, capital gains, documentary, recapture, alternative or add-on minimum, recording, excise, escheat or unclaimed property, real property, personal property, sales, use, transfer, withholding, social security, business license, payroll, profits, severance, stamp, occupation, customs duties, franchise, and estimated taxes, imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and (ii) “Tax Returns” means any and all reports, returns, declarations, claim for refund or information return or statements relating to Taxes, including any schedule or attachment thereto or amendment thereof, filed with or submitted to any Governmental Entity.

(n) The Buyer specifically acknowledges that the representations and warranties contained in Sections 3.6 and 3.15 do not relate to tax matters and that any tax matters that would otherwise be addressed by Sections 3.6 and 3.15 are exclusively covered by this Section 3.8.

3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth the address of all real property and interests in real property owned by the Company or any of its Subsidiaries (together with all of the buildings, structures, and other improvements thereon, the “Owned Real Property”). With respect to the Owned Real Property:

(i) the Company or one of its Subsidiaries has good, valid and marketable title to the Owned Real Property, free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances (collectively, “Liens”), other than (i) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (ii) Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or that are being contested in good faith and by appropriate proceedings with a maintenance of appropriate reserves on the Company Balance Sheet for payment of same, (iii) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the Ordinary Course of Business, provided that the same do not materially and adversely impair the use or value of the assets subject thereto, (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entities, provided that the same do not materially and adversely impair the use or value of the assets subject thereto, (v) Liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business and have been or will be assumed by the Buyer or the Transitory Subsidiary specifically in accordance with the provisions of this Agreement, and (vi) Liens that do not materially and adversely impair the use or value of the assets subject thereto (the items described in the foregoing clauses (i) through (vi) collectively, “Permitted Liens”), unless the absence of such good, valid and marketable title to the Owned Real Property does not materially and adversely impair the use or value of any such Owned Real Property in the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted;

(ii) except as would not have a Company Material Adverse Effect:

(A) there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any Owned Real Property, or other matters affecting and adversely impairing the current use, occupancy or value thereof;

(B) the Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(C) other than published notice actually received and disclosed to the Buyer, there are no pending or contemplated rezoning or special designation proceedings affecting the Owned Real Property; and

(D) there are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property, or any portion thereof or interest therein.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a complete and accurate list of all agreements, in each case as amended, modified or supplemented to date, providing for aggregate annual payments in excess of $250,000 (each, a “Company Lease”), pursuant to which the Company or any Subsidiary leases, subleases, licenses or otherwise occupies (whether as landlord, tenant, subtenant, or pursuant to any other occupancy arrangement) any real property or interests in real property (the “Leased Real Property”). The Company or one of the Subsidiaries has delivered to the Buyer or the Transitory Subsidiary true and complete copies of the Company Leases, together with all amendments, modifications and supplements thereto. With respect to the Leased Real Property, except as would not have a Company Material Adverse Effect:

(i) the Company or one of its Subsidiaries has a good and valid leasehold interest in all Leased Real Property, free and clear of all Liens, other than Permitted Liens;

(ii) each Company Lease is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the Company or one of its Subsidiaries and, to the Company’s Knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception;

(iii) each Company Lease will continue to be the valid and binding obligation of, and legally enforceable against, the Company or one of its Subsidiaries and, to the Company’s Knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception, and shall continue to be in full force and effect, following the consummation of the transactions contemplated hereby;

(iv) none of the Company or any of its Subsidiaries has received written notice of any violation or default under any Company Lease that remains uncured;

(v) to the Company’s Knowledge, there does not exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation or default under any Company Lease; and

(vi) no party to any Company Lease has repudiated any provision thereof.

(c) None of the Company or any of its Subsidiaries has received written notice of any breach under any agreement evidencing any Lien on the Leased Real Property, which breach continues on the date of this Agreement, other than any breach that would not have a Company Material Adverse Effect.

(d) There is no party (other than the Company or any of its Subsidiaries) in possession of any Leased Real Property, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party (other than the Company or any of its Subsidiaries) the right of use or occupancy of any portion of or interest in the Leased Real Property, other than any possession or grant that would not have a Company Material Adverse Effect.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own the material Intellectual Property used in the conduct of their business and own, license, sublicense or otherwise possess legally enforceable rights to use all other material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens (other than Permitted Liens). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate, accelerate, cancel or modify or otherwise result in the loss or impairment of the Company’s or any of its Subsidiaries’ rights under (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”) or (ii) any license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software licenses with a per license annual cost of less than $10,000 (the “Third Party Intellectual Property”).

(c) Section 3.10(c)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all patents and patent applications, trademarks, domain names and service mark registrations and applications for registration thereof and copyright registrations, in each case, owned by the Company or any of its Subsidiaries, and Section 3.10(c)(ii) of the Company Disclosure Letter sets forth a complete and accurate list of all licenses, sublicenses or other agreements for Third Party Intellectual Property or for Company Intellectual Property (collectively, the “Material IP Agreements”).

(d) All patents and registrations for trademarks, service marks, domain names and copyrights that are owned or licensed for use by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting and have not expired or been cancelled and, to the Company’s Knowledge, are valid and enforceable. No action, suit, proceeding or claim is pending, or, to the Company’s Knowledge, is threatened, challenging the validity, enforceability, registration, ownership or use of any such Intellectual Property. To the Company’s Knowledge, no third party is infringing, violating or misappropriating in any material respect any of the Company Intellectual Property.

(e) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that would not have a Company Material Adverse Effect. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice (including cease and desist letters or invitations to take a patent license) alleging any such infringement, violation or misappropriation.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to maintain in confidence in accordance with adequate protection procedures all Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding the privacy and security of all medical, employee and other personally identifiable information in their possession and control, which policies and procedures are in material compliance with all applicable Laws, and there are no written claims alleging otherwise, and (ii) protect and maintain the security, operation and integrity of their material systems and software.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (i) related to indebtedness for borrowed money owed by the Company or any of its Subsidiaries, other than any such indebtedness between or among any of the Company and any of its Subsidiaries, (ii) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended December 31, 2010, more than $250,000, (iii) that prohibits or otherwise restricts, in any material respect, the

Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (iv) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, (v) that is an employment or consulting agreement with any executive officer of the Company or member of the Company Board, (vi) that is a joint venture, partnership, limited liability company or other similar agreement or arrangement in connection with which or pursuant to which the Company and its Subsidiaries paid, or were paid, in the aggregate during the fiscal year ended December 31, 2010, more than $250,000, (vii) that is a Material IP Agreement, (viii) involving an outstanding obligation to acquire from another person or to dispose to another person (other than acquisitions or dispositions of inventory, products, services and other assets in the Ordinary Course of Business), assets or capital stock or other equity interests for aggregate consideration under such Contract (or series of related Contracts) in excess of $500,000 or, if any such transaction has been consummated, any such Contract pursuant to which the Company or any Subsidiary is or may be obligated to make any future payments, (ix) pursuant to which the Company or any of its Subsidiaries provides services to any dentist-owned professional corporation, association, limited liability company or service corporation or similar dental practices, including all amendments, addenda, supplements, acknowledgements or other similar instruments delivered thereunder or in connection therewith, (x) related to any outstanding loans or advances made by the Company or any Subsidiary to any person (other than routine advances to employees of the Company or any Subsidiary for travel and other business expenses in the Ordinary Course of Business), or (xi) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b) Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the Company’s Knowledge, any counterparty thereto, and is in full force and effect except where the failure to be in full force and effect would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is or is alleged to be in violation of or in default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, and since January 1, 2010, neither the Company nor any Subsidiary, as the case may be, has waived any material right or relinquished any material benefit under any such Company Material Contract, except for matters that would not have a Company Material Adverse Effect. Since January 1, 2010, neither the Company nor any Subsidiary has received or sent any notice of nor, to the Company’s Knowledge, does there exist any breach, threatened breach or threat to suspend performance, terminate, materially alter or not renew, or commence any litigation in respect of, any such Company Material Contract.

(c) Except for any conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the Company’s or any of its Subsidiary’s properties, rights or assets under, any of the terms, conditions or provisions of any Company Material Contract.

(d) Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or their respective properties, rights or assets that (a) would have a Company Material Adverse Effect or (b) as of the date hereof, would prevent or materially impair or delay the consummation of the Merger. There are no material judgments, orders, decrees, injunctions, awards or settlements, whether civil, criminal or administrative, outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for matters that would not have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all, and has not violated any, applicable Environment Laws (including any and all obligations to obtain, maintain and comply with all permits and authorizations required under Environmental Laws) and neither the Company nor any of its Subsidiaries has, since January 1, 2010 and, to the Company’s Knowledge, at any time prior thereto, received any written notice alleging any of them is not in compliance with applicable Environmental Laws; (ii) since January 1, 2010 and, to the Company’s Knowledge, at any time prior thereto, there have been no releases of any Hazardous Substances (and, to the Company’s Knowledge, Hazardous Substances are not otherwise present) at any Leased Real Property or, to the Company’s Knowledge, at any other location, that would reasonably be expected to result in a claim against, or to be the subject of any obligation of, the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or any other entity or person pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law or regarding any Hazardous Substance involving uncompleted, outstanding or unresolved requirements on the part of the Company or any of its Subsidiaries; and (iv) the transactions contemplated by this Agreement will not require the Company or any of its Subsidiaries to transfer or amend any permit or authorization under any Environmental Law or require any submissions to a Governmental Entity with respect thereto (including under any transaction-triggered Environmental Law such as the Connecticut Transfer Act, Conn. Gen. Stat. Sections 22a-134 et seq.).

(b) For purposes of this Agreement, the term “Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any harmful or deleterious substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance, material, or waste that is regulated, listed or defined as “hazardous” or “toxic” (or terms of similar meaning) pursuant to any applicable Environmental Law; or (ii) any petroleum or petroleum by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The Buyer specifically acknowledges that the representations and warranties contained in Sections 3.6, 3.15 and 3.16 do not relate to environmental matters and that any environmental matters that would otherwise be addressed by Sections 3.6, 3.15 and 3.16 are exclusively addressed in this Section 3.13.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans currently sponsored, maintained, or currently contributed to, by the Company or any of the Company’s Subsidiaries, or under which the Company or any of the Company’s Subsidiaries has or could have any liability (the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, any other plan, policy, program, agreement or arrangement (including without limitation any and all amendments thereto) involving direct or indirect compensation or benefits, including pension benefits, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or benefits or post-retirement compensation or benefits, or involving the terms or conditions of any employment, consulting or other service relationship (including compensation, severance, retention, change in control, termination or other similar payments or benefits) and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan (and any amendments thereto), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, group annuity contract, the most recent summary plan description and summaries of material modifications, if any, and the most recent actuarial reports, if any, relating to such Company Employee Plan, (iv) the most recent IRS determination letter, if applicable, and (v) for the last three years, all material correspondence with any Governmental Entity regarding such Company Employee Plan. There are no actions (other than routine claims for benefits) outstanding relating to or seeking benefits under any Company Employee Plan that are pending, or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any Company Employee Plan or any fiduciary of any Company Employee Plan. No Company Employee Plan is subject to the law of any jurisdiction outside of the United States.

(c) Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms. Each Company Employee Plan that is or forms a part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and all applicable IRS guidance promulgated thereunder (“Section 409A”) (i) has at all times been administered in material compliance with the requirements of Section 409A and (ii) either (A) has at all times been in a form that materially complies with the requirements of Section 409A, or (B) has been timely amended under guidance issued pursuant to Section 409A so that its terms and provisions materially comply with the requirements of Section 409A; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. The Company’s U.S. federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Company Employee Plan that provides for any gross-up of any Taxes imposed by Section 409A(a)(1)(B) of the Code.

(d) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to result in the loss of such qualification or exemption.

(e) Neither the Company nor any of the Company’s Subsidiaries nor any of their ERISA Affiliates has, within the current or preceding six years, (i) maintained or contributed to or otherwise had any liability with respect to an Employee Benefit Plan that was ever subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or (ii) been obligated to contribute to or otherwise had any liability with respect to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) Neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any stockholder, director, executive officer or other employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the execution or delivery of this Agreement, stockholder approval of this Agreement, or the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (in each case, whether alone or in combination with any other event(s)), (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting or payment of the benefits of which shall be accelerated, by the execution or delivery of this Agreement, stockholder approval of this Agreement, or the occurrence of any of the transactions contemplated by this Agreement (in each case, whether alone or in combination with any other event(s)) or the value of any of the benefits of which shall be calculated or adjusted on the basis of the execution or delivery of this Agreement, stockholder approval of this Agreement or the occurrence of any of the transactions contemplated by this Agreement (whether alone or in combination with any other event(s)). None of the execution or delivery of this Agreement, stockholder approval of this Agreement or the occurrence of the transactions contemplated by this Agreement (in each case, whether alone or in combination with any other event(s)), could result in the payment of any amount that is reasonably likely to, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law or pursuant to and consistent with the terms of severance under individual employment, severance, retention or change in control agreements, each of which is set forth in Section 3.14(a) of the Company Disclosure Letter.

(h) The Buyer specifically acknowledges that the representations and warranties contained in Section 3.6 and 3.15 do not relate to employee benefit matters and that any employee benefit matters that would otherwise be addressed by Sections 3.6 and 3.15 are exclusively addressed in this Section 3.14.

3.15 Compliance With Laws. The Company and each of its Subsidiaries are, and have been since January 1, 2010, in compliance in all material respects with, not in violation in any material respect of, and have not received any written notice alleging any material violation with respect to, any state or federal statutes, laws, common laws, ordinances, codes, rules, orders, judgments, injunctions, rulings, opinions, writs, decrees, decisions, determinations, directives, regulations, governmental guidelines or interpretations having the force of law, permits, licenses, franchises, regulations, decrees and orders of Governmental Entities (collectively, “Laws”) with respect to the conduct of its business, or the ownership or operation of its properties, rights or assets, including Laws promulgated by any state dental board or other accrediting agency or by any Governmental Entity under any healthcare reimbursement program, except for failures to comply or violations that would not prevent or materially impair or delay the consummation of the Merger. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries or any entity to which the Company or any of its Subsidiaries provides management services has received any written notice alleging any material violation of law or any demand or request for documents or testimony from any government agency or government administrative or program integrity contractor outside the Ordinary Course of Business. To the Company’s Knowledge, none of the Company, any of its Subsidiaries or entity to which the Company or any of its Subsidiaries provides management services has material outstanding overpayments or refunds due to governmental programs or private programs except amounts arising in the Ordinary Course of Business that are subject to the Company’s, its Subsidiaries’ or such managed entities’ regular practices of identifying and resolving such overpayments or refunds due and there is no pattern or practice of submitting bills or claims to governmental programs or private programs for services, items or goods not actually provided to persons qualified under such governmental programs or private programs to receive such services, items or goods.

3.16 Permits. The Company and each of its Subsidiaries have all material permits, licenses and franchises (collectively, “Company Permits”) from Governmental Entities required to conduct their businesses as currently being conducted and all such Company Permits are in full force and effect and no cancellation or suspension of any Company Permit is pending or, to the Company’s Knowledge, threatened. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

3.17 Labor Matters. Section 3.17 of the Company Disclosure Letter contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $100,000 per year or who is a member of the “national leadership team”, along with the position, the annual rate of base compensation and annual bonus opportunity, of each such person. Neither the Company nor any of its Subsidiaries is the subject of, or, to the Company’s Knowledge, is threatened to be the subject of, any charge, claim, complaint or proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that would have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or labor union contract and no employees of the Company or any of its Subsidiaries are represented by any labor union or organization or works council. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, employment and reemployment of members of the uniformed services and employee terminations. No individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Employee Plan, and neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer, or with respect to any misclassification of an employee as exempt versus non-exempt.

3.18 Insurance. The Company and its Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not have a Company Material Adverse Effect, all such insurance policies (i) are in full force and effect and no notice of cancellation or modification has been received thereunder and (ii) will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby. Edgewater Indemnity Company (“Edgewater”) maintains loss reserves calculated in accordance with proper actuarial principles and conducts its insurance operations in compliance in all material respects with applicable Laws, including the insurance laws and regulations of the State of Vermont. There are no material disputes between Edgewater and any fronting carrier.

3.19 Opinions of Financial Advisors. The Special Committee has received from Greenhill & Co., LLC (“Greenhill”) and the Company Board has received from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) an opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders. Copies of such written opinions will promptly be provided to the Buyer, solely for informational purposes, following receipt thereof by the Company. It is understood and agreed that Greenhill’s opinion is for the benefit of the Special Committee, and BofA Merrill Lynch’s opinion is for the benefit of the Company Board, and neither opinion may be relied on by the Buyer or the Transitory Subsidiary.

3.20 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Section 4.6, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.21 Brokers; Other Representatives. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment by or on behalf of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except for those persons or entities identified on Section 3.21 of the Company Disclosure Letter, the fees and expenses of which shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which any person or entity identified on Section 3.21 of the Company Disclosure Letter is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that:

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as now being conducted, and (b) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties, rights and assets it owns, operates or leases or the nature of its activities makes such qualification necessary, except, solely in the case of clause (b), for such failures to be so qualified or in good standing that would not have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any change, event, circumstance or development, in each case, that, individually or in the aggregate, is materially adverse with respect to, or would be reasonably expected to have any material adverse effect on, the ability of the Buyer or the Transitory Subsidiary to timely consummate the transactions contemplated by this Agreement or timely perform any of their other respective obligations hereunder.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary (the “Transitory Subsidiary Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary, subject only to the required receipt of the Transitory Subsidiary Stockholder Approval. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Transitory Subsidiary Stockholder Approval and compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation, in each case issued, granted or promulgated by any Governmental Entity and applicable to the Buyer or the Transitory Subsidiary or any of their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Buyer are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution, delivery and performance of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act or any other Antitrust Law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the approval of the Vermont Commissioner of Banking, Insurance, Securities & Health Care Administration and (iv) filings required under, and compliance with the requirements of, the Securities Act and the Exchange Act.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 SEC Filings; Information Provided.

(a) Neither the Buyer nor any subsidiary or parent of the Buyer (other than portfolio companies of the Buyer or parent of the Buyer not participating in the Merger) is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement or in any Schedule 13E-3 shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting, or, in the case of any Schedule 13E-3, on the date it is filed with the SEC, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or, with respect to the Proxy Statement, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading.

4.4 Absence of Litigation and Certain Changes or Events. As of the date hereof, there is no action pending or, to the knowledge of the Buyer, threatened against the Buyer or the Transitory Subsidiary or any of their respective properties or assets except as would not have a Buyer Material Adverse Effect. Neither the Buyer nor the Transitory Subsidiary is subject to any order, judgment, writ, injunction or decree, except as would not have a Buyer Material Adverse Effect.

4.5 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement (including the Financing), has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Ownership of Company Capital Stock. Neither the Buyer nor the Transitory Subsidiary, nor, to the Buyer’s knowledge, any of the Buyer’s “affiliates” or “associates”, is an “interested stockholder” of the outstanding Company Common Stock, as such terms are defined in Section 203 of the DGCL.

4.7 Financing.

(a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter from the financial institutions named therein (the “Debt Commitment Letter”), pursuant to which such financial institutions (the “Financing Sources”) have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement and (ii) a fully executed commitment letter from JLL Partners Fund VI, L.P. (the “Investor”) (such letter, the “Equity Commitment Letter”), pursuant to which the Investor has committed, upon the terms and subject only to the conditions set forth therein, to provide the equity financing described therein in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and any other debt commitment letter executed pursuant to Section 5.4 are hereinafter referred to together as the “Debt Commitment Letters;” and the Debt Commitment Letters and the Equity Commitment Letter are hereinafter referred to collectively as the “Commitment Letters.” The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing” and the financing contemplated pursuant to the Equity Commitment Letter is hereinafter referred to as the “Equity Financing.” The financing contemplated pursuant to the Debt Commitment Letters and the Equity Commitment Letter, respectively, is hereinafter referred to collectively as the “Financing.”

(b) As of the date hereof, the Commitment Letters are in full force and effect and are legal, valid and binding obligations of the Buyer and the Transitory Subsidiary and, to the knowledge of the Buyer and the Transitory Subsidiary, the other parties thereto (and the Company has been designated as a third party beneficiary of the Equity Commitment Letter as provided therein) and enforceable in accordance with their respective terms against the Buyer and the Transitory Subsidiary, and, to the knowledge of the Buyer and the Transitory Subsidiary, the other parties thereto (subject to the Bankruptcy and Equity Exception); all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full as and when due and the Buyer and the Transitory Subsidiary have otherwise satisfied all of the other terms and conditions required to be satisfied by them pursuant to the terms of the Commitment Letters on or prior to the date hereof; the Commitment Letters have not been amended, modified or terminated on or prior to the date hereof and no such amendment, modification or termination is contemplated as of the date hereof; and as of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, no event has occurred that, with or without notice, lapse of time or both, would constitute a breach or default by the Buyer or the Transitory Subsidiary thereunder. The consummation of the Financing is subject to no conditions other than those expressly set forth in the copies of the Commitment Letters delivered to the Company. Except (i) for a fee letter relating to fees with respect to the Debt Financing (a redacted copy of which, removing fee provisions and market flex provisions and amounts and any other thresholds, caps or other items not affecting conditionality, has been provided to the Company) and (ii) for a sponsor letter relating to payment of certain expenses with respect to the Debt Financing (a copy of which has been provided to the Company), there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing, other than as expressly set forth in the Commitment Letters delivered to the Company prior to the date hereof. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, neither the Buyer nor the Transitory Subsidiary have any reason to believe that any of the conditions to the Financing applicable to it will not be satisfied or the Financing will not be consummated as contemplated in the Commitment Letters. The aggregate proceeds of the Financing, assuming funding thereof, together with any cash or cash equivalents held by the Company as of the Effective Time, will be sufficient to enable the Buyer to pay in cash all amounts required to be paid by it, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations under Sections 5.1 and 5.4.

(c) Subject to the accuracy of the representations and warranties of the Company contained in Article III, neither the Buyer nor the Transitory Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Commitment Letter inaccurate in any material respect or that would cause the commitments provided in any Commitment Letter to be terminated or ineffective.

(d) The equity investment by the Investor under the Equity Commitment Letter is not subject to any condition other than the conditions set forth in the Equity Commitment Letter.

(e) Neither the Buyer nor the Investor has any agreement with any Financing Source to provide any debt financing to the Buyer on an exclusive basis or that would otherwise reasonably be expected to prevent such Financing Source from providing financing in connection with an Acquisition Proposal made during the Non-Exclusivity Period in accordance with Section 6.1.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Buyer and the Transitory Subsidiary acknowledge and agree that (i) the Buyer’s or the Transitory Subsidiary’s obtaining any financing is not a condition to the obligations of the Buyer and the Transitory Subsidiary to effect the Merger and (ii) the existence or satisfaction of any conditions contained in the Commitment Letters shall not constitute, nor be construed to constitute, a condition to such obligations.

4.8 Solvency. Assuming (a) the payment of all amounts to be paid on the Closing Date (including the Merger Consideration, the Option Consideration and fees and expenses required to be paid hereunder) and the repayment or refinancing of any indebtedness contemplated in this Agreement or the Commitment Letters, (b) the accuracy of the representations and warranties of the Company set forth in Article III (without giving effect to any materiality or “Company Material Adverse Effect” qualifications or any Knowledge qualifications) (c) the satisfaction of the conditions to the Buyer’s obligation to consummate the Merger or the waiver of such conditions and (d) any estimates, projections or forecasts of the Company and its Subsidiaries that have been provided to the Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable, the Surviving Corporation shall, as of the Effective Time and immediately after giving effect to the transactions contemplated hereby, be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of the Financing, the Surviving Corporation shall not have an unreasonably small amount of capital for the operation of its business in which it is engaged or proposed to be engaged at such time. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

4.9 Guarantee. Concurrently with the execution of this Agreement, the Buyer has delivered to the Company the duly executed guarantee of the Investor (the “Guarantee”). The Guarantee is valid and in full force and effect (except to the extent the Guarantee has terminated after the date hereof in accordance with its terms), and as of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of any Investor under the Guarantee.

4.10 Agreements with Company Stockholders, Directors, Officers and Employees. As of the date of this Agreement, neither the Buyer nor the Transitory Subsidiary is a party to any contract or agreement (whether or not binding) with any holder of the Company’s capital stock or any director, officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement or the transactions contemplated by this Agreement.

4.11 No Other Information. Each of the Buyer and the Transitory Subsidiary acknowledges and agrees that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III of this Agreement. The representations and warranties set forth in Article III of this Agreement are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related or with respect thereto, except in the case of fraud or intentional misrepresentation.

4.12 Access to Information; Disclaimer. Each of the Buyer and the Transitory Subsidiary acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary further acknowledges and agrees that, except as set forth in Article III, none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of the Buyer and the Transitory Subsidiary hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Buyer and the Transitory Subsidiary are familiar, that the Buyer and the Transitory Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that the Buyer and the Transitory Subsidiary will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, other than fraud in connection therewith. Nothing in this Section 4.12 shall be deemed to modify or affect any of the representations and warranties of the Company contained in Article III.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided herein, set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) in full or partial payment of the exercise price and any applicable Taxes pursuant to the exercise, vesting or settlement of Company Stock Options or (B) pursuant to the forfeiture of Company Stock Options or Restricted Shares;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon exercise of outstanding Company Stock Options granted under a Company Stock Plan or pursuant to outstanding commitments with respect to any offering period currently in effect as of the date hereof under the Company’s Employee Stock Purchase Plan);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets, except purchases of inventory and supplies in the Ordinary Course of Business; provided that as a condition to seeking consent of the Buyer, the Company agrees to provide the Buyer with a quality of earnings report prepared by an independent auditing firm in respect of the target of any acquisition referred to in clause (i) or (ii) above with respect to which the purchase price exceeds $10 million;

(e) sell, lease, license, pledge, allow to expire or lapse or otherwise dispose of or encumber any properties, rights or assets of the Company or of any of its Subsidiaries other than sales or dispositions of inventory, supplies or obsolete equipment in the Ordinary Course of Business;

(f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of vendors or suppliers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business or up to $7.5 million in principal amount to finance acquisitions of the assets of dental or related entities permitted hereby and undertaken in compliance herewith), (ii) issue or sell any (v) syndicated commercial bank facilities, (w) other credit facilities, (x) debt securities, (y) warrants or (z) other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any syndicated commercial bank facilities, other credit facilities or debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries for travel and other business expenses in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect Subsidiaries, provided that the Company may, in the Ordinary Course of Business and consistent with its cash management policies in effect as of the date hereof, invest in money market funds and other debt securities maturing not more than ninety (90) days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) make any capital expenditures or other expenditures in excess of the amounts set forth in Section 3.7 of the Company Disclosure Letter;

(h) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(i) compromise, settle or agree to settle any action or claim in respect of any threatened action (including any action or claim in respect of any threatened action relating to this Agreement or the transactions contemplated hereby), other than compromises or settlements that involve the payment of monetary damages not in excess of $250,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; provided that the Company or any

Subsidiary shall not settle, compromise or agree to settle any action or threatened action arising out of any dispute between the Company and/or any of its Subsidiaries and any dentist-owned professional corporation, association, limited liability company or service corporation or any agreements related thereto;

(j) (i) enter into any new Contract that would have been a Company Material Contract if it were entered into at or prior to the date hereof (other than renewals or replacement of any existing Company Material Contract that is expiring by its terms, the terms and conditions of which renewal or replacement Company Material Contract, in the aggregate, are at least as favorable to the Company as the existing Company Material Contract) or terminate any Company Material Contract, (ii) other than in the Ordinary Course of Business, modify or amend in any material respect or waive any material right under or renew any Company Material Contract, (iii) enter into or extend the term or scope of any Contract that purports to materially restrict the Company, or any of its Subsidiaries, from engaging or competing in any line of business or in any geographic area, or (iv) enter into any material Contract that would be breached by, or require the consent of any other person in order to continue such Contract in full force following, consummation of the transactions contemplated by this Agreement;

(k) except as required to comply with applicable Law or required pursuant to a Company Employee Plan under the terms thereof existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, retention, change in control, severance or similar agreement, material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement or other labor agreement or arrangement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries to employees who are not directors or officers and the annual payment of bonuses to the extent accrued on the consolidated financial statements of the Company, in each case, in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any equity compensation, or (v) take any other action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(l) (i) make, change or revoke any Tax election, (ii) settle or compromise any Tax liability, audit, claim or assessment, (iii) surrender any right to a claim for a Tax refund, (iv) change any method of Tax accounting, (v) file any Tax Return that amends a prior Tax Return in any material respect, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes or (vii) enter into any closing agreement with respect to any Tax;

(m) enter into, amend or cancel any insurance policies other than (i) in the Ordinary Course of Business or (ii) to the extent such policy is replaced with a substantially similar policy;

(n) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(o) enter into a material joint venture or partnership or similar third party business enterprise; or

(p) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that an Affiliate of each Investor and the Company have previously executed a confidentiality agreement, dated as of September 18, 2011, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. Notwithstanding the foregoing and subject to the other applicable provisions of the Confidentiality Agreement, the Company hereby releases the Buyer and its Affiliates from their respective obligations under the Confidentiality Agreement not to provide confidential information to or enter into discussions, agreements, arrangements or understandings with potential sources of equity who are limited partners of the active investment funds of the Investor or prospective limited partners in such investment funds or, subject to Section 5.4(f), potential sources of debt financing with respect to the Merger and the other transactions contemplated by this Agreement.

5.3 Equity Financing Commitment.

(a) The Buyer and the Transitory Subsidiary acknowledge that they shall be fully responsible for obtaining the Equity Financing and each shall use reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) complying with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter that are within their control (other than the consummation of the Debt Financing, it being understood that the obligations of the Buyer and the Transitory Subsidiary with respect to the consummation of the Debt Financing are set forth in Section 5.4), (iv) consummating the Equity Financing contemplated by the Equity Commitment Letter (subject to the terms and conditions set forth therein) at or prior to the Closing (and in any event prior to the Outside Date), and (v) enforcing the obligations of the Investor and its respective investment Affiliates (and the rights of the Buyer and the Transitory Subsidiary) under the Equity Commitment Letter. In no event shall the Buyer or Transitory Subsidiary be required to seek or obtain equity financing other than the Equity Financing and in no event shall the Investor be required to provide Equity Financing in an amount in excess of the amount set forth in its Equity Commitment Letter.

(b) Neither the Buyer nor the Transitory Subsidiary shall amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction) any term of the Equity Commitment Letter without the prior written consent of the Company, if such amendment, alteration or waiver would (i) reduce the aggregate amount of the Equity Financing below the amount to be provided as set forth in the Equity Commitment Letter unless the Debt Financing is increased by a corresponding amount, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Equity Financing in a manner that would reasonably be expected to (A) prevent, delay or impair the Closing, (B) make the funding of the Equity Financing (or satisfaction of the conditions to obtaining the Equity Financing) less likely to occur, or (C) adversely impact the ability of the Buyer or the Transitory Subsidiary to enforce its rights against the other parties to the Equity Commitment Letter, the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) the Equity Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate the Equity Commitment Letter, whether or not such attempted or purported termination is valid), (ii) any Investor refuses to provide the full Equity Financing on the terms set forth in its Equity Commitment Letter or (iii) the Buyer or the Transitory Subsidiary believe that they will not be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Commitment Letter.

5.4 Debt Financing Commitments.

(a) The Buyer and the Transitory Subsidiary acknowledge that they shall be fully responsible for obtaining the Debt Financing and each shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letters, if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) unless the Equity Financing is increased by a corresponding amount or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) prevent, materially delay or impair the Closing, (B) make the funding of the Debt Financing

(or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur, or (C) adversely impact the ability of the Buyer or the Transitory Subsidiary to enforce its rights against the other parties to the Debt Commitment Letters, the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby; for the avoidance of doubt, the Buyer and the Transitory Subsidiary may replace or amend the Debt Commitment Letters or Debt Financing Documents to add commercial banks, investment banks or other institutional investors as lenders, lead arrangers, bookrunners, syndication agents or similar entities with commitments thereunder and increase the amount of such commitments in an amount equivalent to the purchase price in connection with any acquisition permitted hereby and undertaken in compliance herewith; provided, further, that the Company’s consent to any amendment to the Debt Commitment Letters that reduces the aggregate amount of Debt Financing available under such Debt Commitment Letters shall not be unreasonably withheld if, concurrently therewith, the Company shall enter into additional commitment letters providing for debt financing in the amount of such proposed reduction.

(b) Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to (1) maintain in effect each Debt Commitment Letter and negotiate Debt Financing Documents that contain terms and conditions set forth in such Debt Commitment Letter (or terms not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary, taken as a whole, (including with respect to the conditionality thereof) than the terms and conditions in such Debt Commitment Letter), (2) comply with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in each Debt Commitment Letter that are within its control, (3) satisfy on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in each Debt Commitment Letter (including by consummating the financing contemplated by the Equity Commitment Letter upon terms and conditions pursuant thereto) that are within their control and (4) in the event that all of the conditions to the Debt Commitment Letter have been satisfied (other than the availability of funding of any of the financing contemplated under the Equity Commitment Letter) consummate the Debt Financing at or prior to the Closing (and in any event on or prior to the Outside Date). In the event that all conditions precedent in a Debt Commitment Letter (other than the availability of funding of any of the financing contemplated under the Equity Commitment Letter) have been satisfied or, upon funding will be satisfied, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to cause the lenders party to the Debt Commitment Letters to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under such Debt Commitment Letter. To the extent not done on or prior to the date hereof, the Buyer will furnish correct and complete copies of each Debt Commitment Letter to the Company promptly upon its execution.

(c) The Buyer shall keep the Company reasonably informed upon request with respect to the status of its efforts to consummate the Debt Financing and shall give the Company prompt notice if it becomes aware that the Debt Financing has become unavailable. Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) a Debt Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Commitment Letter, whether or not such attempted or purported termination is valid), (ii) the Buyer or the Transitory Subsidiary has actual knowledge of any breach or default by any party to any Debt Commitment Letter, (iii) the Buyer or the Transitory Subsidiary receives any written notice or other written communication from any person with respect to any breach, default, termination or repudiation by any party to any Debt Commitment Letter or (iv) a Financing Source refuses in writing to provide, expresses an intent in writing to refuse to provide, or expresses in writing any material concern or reservation regarding its obligation and/or ability to provide, all or any portion of the Debt Financing contemplated by a Debt Commitment Letter on the terms set forth therein.

(d) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Commitment Letter, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts (i) to arrange to promptly obtain such Debt Financing from alternative sources in an amount that is sufficient, when added to the portion of the Financing that is available and together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement and (ii) to obtain a new debt financing commitment letter and a new definitive agreement with respect thereto that provides for debt financing on terms (including structure, covenants and pricing) not less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary taken as a whole and in an amount that is sufficient, when added to the portion of the Financing that is available together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement.

(e) The Company agrees, at the Buyer’s sole cost and expense, to use its reasonable best efforts to provide (and to cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to provide) the Buyer with such cooperation in connection with the financing of the Merger (including the financings contemplated by the Debt Commitment Letters) as may be reasonably requested by the Buyer and as customary in connection with the arrangement of financing similar in all material respects to the Financing, provided that (i) no liability or obligation (including any liability or obligation to pay any commitment or other similar fee) of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time and (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Subject in all cases to the proviso to the immediately preceding sentence, such cooperation shall include the following: (A) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing; (B) delivery to the Buyer, the Transitory Subsidiary and their Financing Sources of the Financing Information as promptly as reasonably practicable following the Buyer’s request; (C) participation by senior management of the Company in the negotiation of, and (subject to clause (i) of the preceding sentence) the execution and delivery of Debt Financing Documents; (D) using its reasonable best efforts to take such actions as are reasonably requested by the Buyer, the Transitory Subsidiary or their Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent contained in paragraphs 8, 10, 11 and 12 of Exhibit C to the Debt Commitment Letters; and (E) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by the Debt Commitment Letters to be paid off, discharged and terminated on the Closing Date (the “Existing Company Debt”). The Company will provide to the Buyer, the Transitory Subsidiary and their Financing Sources such information as may be necessary so that the Financing Information and Marketing Material are complete and correct in all material respects and do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. All non-public or otherwise confidential information regarding the Company obtained by the Buyer or the Transitory Subsidiary or any of their respective Representatives pursuant to this Section 5.4(e) shall be kept confidential in accordance with the Confidentiality Agreements; provided that the Company agrees that the Buyer and the Transitory Subsidiary may share non-public or otherwise confidential information with the Financing Sources, and that the Buyer, the Transitory Subsidiary and such Financing Sources may share such information with potential Financing Sources in connection with the marketing of the Debt Financing if the recipients of such information agree to customary confidentiality arrangements. The Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 5.4(e). The Buyer and the Transitory Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Commitment Letters and any information utilized in connection therewith (other than historical information relating to the Company approved by the Company for use therein).

(f) Neither the Buyer nor the Investor shall engage any Financing Source on an exclusive basis or otherwise on terms that would reasonably be expected to prevent such Financing Source from providing financing in connection with an Acquisition Proposal made during the Non-Exclusivity Period in accordance with Section 6.1.

(g) For purposes of this Agreement:

(i) “Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including (A) credit agreements, high yield purchase agreements, indentures and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters; (B) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Letters or reasonably requested by the Buyer, the Transitory Subsidiary or their Financing Sources; (C) documents reasonably requested by the Buyer, the Transitory Subsidiary or their Financing Sources relating to the repayment of the Existing Company Debt and the release of related liens, including customary payoff letters; (D) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (E) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of certificated securities, control agreements, surveys, title insurance, landlord consent and access letters) as are requested by the Buyer, the Transitory Subsidiary or their Financing Sources.

(ii) “Financing Information” means all information with respect to business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by the Buyer and customarily provided by a borrower in a secured financing transaction, including, without limitation, the information identified in paragraphs 8, 10 and 12 of Exhibit C to the Debt Commitment Letters.

(iii) “Marketing Material” means “public side” and “private side” bank books, information memoranda, ratings agency presentations and other information packages and presentations regarding the business, operations, financial condition, projections and prospects of the Company customarily provided by a borrower in a secured financing transaction.

(iv) “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout which (x) the Buyer shall have been in possession of all of the Financing Information and (y) the conditions set forth in Section 7.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, that such consecutive twenty (20) Business Day period shall end on or prior to December 17, 2011 or, if such period has not ended on or prior to December 17, 2011, then such period shall commence no earlier than January 3, 2012; provided further that for purposes of calculating the Marketing Period November 25, 2011 shall not constitute a Business Day; provided further that in no event shall the Marketing Period commence prior to five calendar days after the Buyer has been in possession of all of the Financing Information; provided further that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (x) the Company’s auditors shall have withdrawn their audit opinion with respect to any audited financial statements contained in the Financing Information or (y) the financial statements included in the Financing Information that is available to the Buyer on the first day of any such twenty (20) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by the Buyer of updated Financing Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period; and provided further that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained.

5.5 Conduct of Business by the Buyer and the Transitory Subsidiary Prior to the Effective Time. The Buyer and the Transitory Subsidiary agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement (including the Financing), they shall not, directly or indirectly, without the prior written consent of the Company, enter into any transaction or Contract that could reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement (including the Financing), or propose, announce an intention, enter into any transaction or Contract or otherwise make a commitment to take any such action. Without limiting the foregoing, the Buyer, in its capacity as the sole stockholder of the Transitory Subsidiary, shall adopt this Agreement immediately following the execution hereof.

5.6 Intellectual Property. The Company and its Subsidiaries shall, at or prior to the Closing Date, take commercially reasonable efforts to (i) clear and update the chain of title for the Intellectual Property registrations and applications set forth in Section 5.6 of the Company Disclosure Letter so as to reflect the current beneficial ownership of such Intellectual Property, and (ii) cause each of the persons who have contributed to Company Intellectual Property to execute and deliver to the Company an agreement assigning to the Company or one of its Subsidiaries all of such person’s Intellectual Property rights therein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on December 14, 2011 (the “Non-Exclusivity Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) shall have the right (acting under the direction of the Company Board or the Special Committee) to, directly or indirectly: (i) initiate, solicit, facilitate and encourage, whether publicly or otherwise, Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to the Buyer and the Transitory Subsidiary any material non-public information concerning the Company or its Subsidiaries that is provided to any person given such access that was not previously provided or made available to the Buyer and the Transitory Subsidiary and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Subject to Section 6.1(c), and except as may relate to an Excluded Party, from the end of the Non-Exclusivity Period until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof (the “Exclusivity Period”), neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable best efforts to cause its Representatives not to, directly or indirectly:

(i) solicit, initiate, continue or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, any Acquisition Proposal; or

(iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.

No later than the third Business Day after the commencement of the Exclusivity Period, the Company shall notify the Buyer of the number and identity of the Excluded Parties and provide the Buyer with a written summary of the material terms and conditions of any Acquisition Proposal made by such Excluded Parties and, if applicable, copies of all documents relating thereto received prior to such date. Notwithstanding anything to the contrary set forth in this Agreement, the Company may continue to take any of the actions described in clauses (i) and (ii) above during the Exclusivity Period with respect to any Excluded Party. Subject to Section 6.1(c) and except as may relate to an Excluded Party, immediately upon commencement of the Exclusivity Period the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any persons conducted theretofore by the Company or any of the Company’s Representatives with respect to any Acquisition Proposal and request that such person return or destroy all confidential information concerning the Company and its Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement, during the Exclusivity Period the Company (A) shall not, and shall not permit any of the Company’s Representatives to, provide any non-public information to any Excluded Party without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to the Buyer and the Transitory Subsidiary any material non-public information concerning the Company or its Subsidiaries provided to any Excluded Party that was not previously provided or made available to the Buyer and the Transitory Subsidiary.

(c) Notwithstanding anything to the contrary contained in Section 6.1(b), if at any time during the Exclusivity Period and prior to obtaining the Required Company Stockholder Vote, (i) the Company has otherwise complied with its obligations under this Section 6.1 in all material respects and has received a written Acquisition Proposal from a third party that the Company Board or the Special Committee believes in good faith to be bona fide, and (ii) the Company Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its outside legal counsel, the Company Board or the Special Committee determines in good faith that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board or the Special Committee to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal and (y) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (A) will not, and will use its reasonable best efforts to cause its Representatives not to, disclose any non-public information to such person without entering into an Acceptable Confidentiality Agreement, (B) will promptly provide to the Buyer and the Transitory Subsidiary any material non-public information concerning the Company or its Subsidiaries provided to such other person that was not previously provided or made available to the Buyer and the Transitory Subsidiary and (C) in the event it receives such Acquisition Proposal, will promptly, and in any case within 48 hours after receipt thereof, notify the Buyer and the Transitory Subsidiary of such Acquisition Proposal, including the material terms and conditions thereof and the identity of the party making such proposal, and provide copies of any written requests, proposals or offers, including proposed agreements, and shall keep the Buyer and the Transitory Subsidiary reasonably informed as to the status and any material developments concerning the same. Nothing contained in this Section 6.1(c) shall prohibit the Company or the Company Board or the Special Committee from (x) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any other disclosure with regard to an Acquisition Proposal required by applicable Law; provided, however, with respect to clause (x) that any such disclosure that is not a recommendation of rejection of such offer or a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act and does not publicly reaffirm the recommendation of the Company Board or the Special Committee of the adoption of the Company Voting Proposal shall be deemed to be an Adverse Recommendation Change.

(d) Subject to the last sentence of this Section 6.1(d), prior to obtaining the Required Company Stockholder Vote, the Company Board shall not, directly or indirectly, (i) (A) withdraw (or modify in a manner adverse to the Buyer or the Transitory Subsidiary), or publicly propose to withdraw (or modify in a manner adverse to the Buyer or the Transitory Subsidiary), the recommendation by the Company Board with respect to the Company Voting Proposal or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or otherwise declare advisable any alternative Acquisition Proposal or publicly propose to do the foregoing (any such action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”), or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent an Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to a proposed issuer of any such securities) (a “Company Acquisition Agreement”); provided that the Company shall not be prohibited (whether before or after the commencement of the Exclusivity Period) from terminating this Agreement and entering into a Permitted Alternative Agreement in accordance with Section 8.1(f), subject to compliance with this Section 6.1 and Section 8.1(f). Notwithstanding the foregoing, at any time prior to obtaining the Company Required Stockholder Vote, if there occurs a change in circumstances affecting the Company and its Subsidiaries that does not relate to any Acquisition Proposal, the Company Board may make an Adverse Recommendation Change if (i) it determines in good faith (after consultation with its financial advisors and outside legal counsel) that, in light of such change in circumstances, failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law, (ii) the Company Board notifies the Buyer in writing of its intention to make such Adverse Recommendation Change at least five Business Days prior to doing so, which notice shall contain a reasonably detailed description of the change in circumstances, (iii) for the five Business Days following delivery of the notice described in clause (ii), the Company shall, and shall cause its Representatives to, negotiate with the Buyer (to the extent the Buyer desires to negotiate) in good faith to make such adjustments to the terms of this Agreement, the Commitment Letters and the Guarantee so that such failure to make an Adverse Recommendation Change would not reasonably be expected to result in a breach of the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law, and (iv) following such five Business Day period described in clause (ii), the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to this Agreement, the Commitment Letters and the Guarantee proposed in writing by the Buyer and the Transitory Subsidiary in response to the notice described in clause (ii), that failure to make the Adverse Recommendation Change would reasonably be expected to result in a breach of the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law.

(e) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains customary terms and conditions with respect to transactions of the type contemplated by this Agreement not materially less restrictive than the Confidentiality Agreements (it being understood that such confidentiality agreement need not prohibit the making of an Acquisition Proposal);

“Acquisition Proposal” means (i) any bona fide inquiry, proposal or offer for, in one transaction or a series of related transactions, a merger, reorganization, consolidation, tender offer, dissolution, recapitalization, share exchange or other business combination or similar transaction involving the Company and its Subsidiaries (other than (1) mergers, consolidations, tender offers, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (2) mergers, consolidations, tender offers, recapitalizations, share exchanges or other business combinations or similar transactions that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (ii) any proposal for the issuance by the Company of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Excluded Party” means any person or group of related persons from whom the Company has received, during the Non-Exclusivity Period, a written Acquisition Proposal that the Company Board determines in good faith prior to the commencement of the Exclusivity Period, after consultation with the Company’s financial advisors and outside counsel, is bona fide and could reasonably be expected to result in a Superior Proposal.

“Superior Proposal” means a bona fide written proposal made by a third party to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board or Special Committee determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (after having complied with and taken into account all of the adjustments that have been offered by the Buyer and the Transitory Subsidiary pursuant to Section 8.1(f)) and (ii) that the Company Board or Special Committee has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial (including the financing terms thereof), regulatory, legal and other aspects of such proposal and the person making the proposal, and taking into account the likelihood and timing of consummation as compared to the transactions contemplated hereby.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement (and in any event within fifteen (15) Business Days of the date hereof), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments of the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company (x) shall provide the Buyer with a reasonable opportunity to review and comment on the Proxy Statement prior to filing with the SEC and any responses to comments or inquiries by the SEC with respect to any filings of the Proxy Statement, (y) shall consider in good faith including in the Proxy Statement and such responses all comments reasonably proposed by the Buyer in respect of the filings and (z) shall provide the Buyer and its counsel a reasonable opportunity to participate in any material discussions or meetings with the SEC or its staff with respect to such filings to the extent permitted by the SEC. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 NASDAQ Quotation. The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on The NASDAQ Global Select Market during the Pre-Closing Period. Prior to the Closing Date, the Company shall cooperate with the Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The NASDAQ Stock Market to cause the delisting of the Company Common Stock from The NASDAQ Global Select Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other Representatives, including financing sources, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, Contracts, commitments, personnel and records as the Buyer shall reasonably request, provided, however, that the Company shall not be required to, nor shall the Company be required to cause its Subsidiaries to, afford access, or disclose any information, (a) except as otherwise provided by Section 6.1, in connection with or related to an Acquisition Proposal or (b) that in the good faith judgment of the Company (after consultation with, and upon the advice of, outside counsel, and after providing to the Buyer notice of such judgment and the facts and circumstances of such judgment (including a general description of the subject matter of such information)) would (i) violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality, (ii) jeopardize protections afforded the Company or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine, or (iii) violate any applicable Law. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. Any information disclosed pursuant to this Section 6.4 shall be treated in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to call, give notice of or convene the Company Meeting or mail the Proxy Statement, in each case prior to the commencement of the Exclusivity Period; provided that the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as reasonably practicable after the later of (i) the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement and (ii) the commencement of the Exclusivity Period. Subject to the occurrence of an Adverse Recommendation Change pursuant to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to the occurrence of an Adverse Recommendation Change pursuant to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Meeting to provide any supplement or amendment to the Proxy Statement to the Company’s stockholders in advance of the Company Meeting (solely in the event that such supplement or amendment is determined by the Company Board in good faith, after consultation with outside counsel, to be required to comply with its fiduciary duty of disclosure to the Company’s stockholders or applicable securities Laws and then, only for so long as the Company Board determines in good faith, after having taken into account the advice of outside counsel, that such action is necessary to give the Company’s stockholders sufficient time to evaluate any information or disclosures that the Company has sent to stockholders or otherwise made available by issuing a press release or filing materials with the SEC), or if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting in favor to approve the Company Voting Proposal or to constitute a quorum necessary to conduct the business of the Company Meeting but only until a Company Meeting may be held at which there are a sufficient number of shares of Company Common Stock represented (either in person or by proxy) to obtain a quorum or the Company Required Vote (and in no event more than the earlier of 30 days after the originally scheduled meeting and the Outside Date).

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company, the Buyer and the Transitory Subsidiary shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, any other applicable Antitrust Law and any related governmental request thereunder, and (C) any other applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company, the Buyer and the Transitory Subsidiary shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents filed to the non-filing party’s outside counsel; provided that materials may be redacted to remove references concerning valuation of the Company. Each of the Company, the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. Nothing in this Section 6.6(a) shall limit the parties’ obligations under the other provisions of this Section 6.6.

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under the HSR Act, the Sherman Act, as amended, the Clayton

Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other party’s outside counsel any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law; provided that materials may be redacted to remove references concerning valuation of the Company.

(c) Each of the Company and the Buyer shall use their respective reasonable best efforts to give (or to cause their respective Subsidiaries to give) any notices to third parties other than Governmental Entities, and use, and cause their respective Subsidiaries to use, their respective reasonable best efforts to obtain any consents from third parties other than Governmental Entities required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Letter (or that would be required to be disclosed in the Company Disclosure Letter if any materiality or “Company Material Adverse Effect” qualifiers in the representations and warranties of the Company were disregarded), or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6(c).

6.7 Public Disclosure. Except as may be required by Law or stock market regulations, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer. Each of the Buyer, the Transitory Subsidiary and the Company shall each use its reasonable best efforts to consult with the other parties before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement (including if such public statement is required by applicable Law or stock market regulations). The restrictions set forth in this Section 6.7 shall not apply to any communication made by the Company regarding an Acquisition Proposal or the withholding, withdrawal or modification of the approval or recommendation by the Company Board with respect to the Company Voting Proposal which shall be governed by Section 6.1.

6.8 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries, or, while a director or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Law. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that such advancement of expenses shall be made only upon delivery to the Surviving Corporation of an undertaking by such Indemnified Party to repay all amounts so advanced if a court of competent jurisdiction determines that such Indemnified Party did not act in good faith or in a manner that such Indemnified Party believed to be in the best interest of the Company or the Surviving Corporation.

(b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and the Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are currently set forth in the Certificate of Incorporation and By-laws of the Company.

(c) The Company shall use its reasonable best efforts to purchase prior to the Effective Time a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time, covering without limitation the transactions contemplated hereby; provided that the one-time premium therefor would not be in excess of three times the last annual premium paid prior to the Effective Time which amount is set forth on Section 6.8 of the Company Disclosure Letter (the “Annual D&O Premium”). If such prepaid “tail policy” is obtained by the Company prior to the Effective Time, the Buyer shall cause the Surviving Corporation to maintain such policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) If the Company shall not obtain a tail policy in accordance with Section 6.8(c), the Surviving Corporation shall, subject to the next sentence, maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the Annual D&O Premium (such 300%, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous, in the aggregate, to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(e) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8 that results in a judgment against the Buyer for any amount due hereunder.

(f) The Buyer and the Transitory Subsidiary agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(g) If the Surviving Corporation or the Buyer or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or the Buyer, as the case may be, shall assume all of the obligations of the Surviving Corporation or the Buyer, as the case may be, set forth in this Section 6.8.

(h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of the notifying party (or, in the case of the Buyer, the Transitory Subsidiary) contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 7.2(a) (with respect to representations and warranties made by the Company) or Section 7.3(a) (with respect to representations and warranties by the Buyer or the Transitory Subsidiary) would not be satisfied, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any failure of such party (or, in the case of the Buyer, the Transitory Subsidiary) to perform in all material respects any obligation to be performed by it under this Agreement such that the condition set forth in Section 7.2(b) (with respect to obligations of the Company) or Section 7.3(b) (with respect to obligations of the Buyer or the Transitory Subsidiary) would not be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Company shall take steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

6.11 Service Credit. Following the Effective Time, the Buyer shall use its best reasonable efforts to give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits or was not recognized immediately prior to the Effective Time for purposes of any comparable plan of the Company or any of its Subsidiaries. In addition, the Buyer shall use its best reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or any of its Subsidiaries and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs, to the same extent such payments are recognized under any comparable plan of the Company or any of its Subsidiaries. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) sponsored or maintained by the Buyer for its employees or the employees of the Surviving Corporation. This Section 6.11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and nothing herein, expressed or implied, shall confer upon any current or former employee of the Company or any of its Subsidiaries, any Continuing Employee or other third party, any third party beneficiary rights or remedies (including, without limitation, any right to employment or continued

employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement. Nothing herein is intended to interfere with the Buyer’s right from and after the Closing Date to amend or terminate any Employee Benefit Plan, including any Company Employee Plan or Buyer Benefit Plan, or the employment of any Continuing Employee.

6.12 Company Employee Arrangements. Prior to the Effective Time, if the Buyer, the Transitory Subsidiary or any of their respective Affiliates enters into any contract or agreement, or makes or enters into any formal or informal arrangements (whether or not binding), with any officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement or the transactions contemplated by this Agreement, the Buyer or Transitory Subsidiary shall notify the Special Committee thereof.

6.13 Director Resignations. Prior to the Closing, the Company shall deliver to the Buyer resignations executed by each director of the Company in office immediately prior to the

Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed and been obtained or occurred on terms and conditions that would not have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2 (exclusive of paragraph (f) and (g) thereof), 3.4(a), 3.4(d), 3.7(b), 3.20 and 3.21) shall be true and correct as of the Closing Date as though made on and as of the Closing

Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Sections 3.2 (exclusive of paragraph (f) and (g) thereof), 3.4(a), 3.4(d), 3.20 and 3.21) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

(iii) The representation and warranty of the Company set forth in Section 3.7(b) shall be true and correct.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b).

(d) FIRPTA. The Company shall have delivered to the Buyer a duly executed and acknowledged certificate, in form and substance acceptable to the Buyer and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Company Common Stock and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had a Buyer Material Adverse Effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate. The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer, certifying to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

7.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor the Buyer and the Transitory Subsidiary, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use the standard of effort required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.6.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer and the Company; or

(b) by either the Buyer or the Company, if the Merger shall not have been consummated by March 31, 2012 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such order, decree, ruling or other action); or

(d) by either the Buyer or the Company, if at the Company Meeting at which a vote on the Company Voting Proposal is taken, or any adjournment or postponement thereof, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer prior to the adoption of this Agreement by the Required Company Stockholder Vote, if (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have made an Adverse Recommendation Change or publicly proposed an Adverse Recommendation Change; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) the Company is in material breach of its obligations under Section 6.1; or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten Business Days after the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer, including, for these purposes, by taking no position with respect to acceptance of such tender or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten Business Days after such commencement; or

(f) by the Company, at any time prior to obtaining the Required Company Stockholder Vote, upon the Company Board resolving to enter into a Company Acquisition Agreement; provided, that (i) the Company Board shall not so resolve unless (A) the Company shall have complied in all material respects with its obligations under Section 6.1, (B) the Company Board or the Special Committee shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) that the Acquisition Proposal to which such Company Acquisition Agreement relates constitutes a Superior Proposal and (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board or the Special Committee to the stockholders of the Company under applicable Law, (C) the Company shall have first provided the Buyer with written notice that the Company Board is prepared to effect such resolution, which notice shall include all material terms and conditions of such Acquisition Proposal or any amendment or modification thereof, be accompanied by copies of the proposed Company Acquisition Agreement and any other material documents with the party making such Acquisition Proposal, and disclose to the Buyer the identity of the person making such Acquisition Proposal, and (D) for the five Business Days following delivery of the notice described in clause (i)(C) the Company shall, and shall cause its Representatives to, negotiate with the Buyer (to the extent the Buyer desires to negotiate) in good faith to make such adjustments to the terms of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal, (ii) following such five Business Day period described in clause (i)(D), the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to this Agreement proposed in writing by the Buyer and the Transitory Subsidiary in response to the notice described in clause (i)(C), that the Superior Proposal giving rise to such notice continues to constitute a Superior Proposal, (iii) the Company shall have entered into a definitive agreement (a “Permitted Alternative Agreement”) with respect to such Superior Proposal following such resolution of the Company Board, and (iv) the Company immediately prior to or substantially concurrently with such termination pays to the Buyer or its designees in immediately available funds any fees required to be paid pursuant to Section 8.3. The Company shall make a copy of such executed Permitted Alternative Agreement available to the Buyer (provided that failure of the Company to comply with this obligation shall not affect any of the Company’s rights under this Section 8.1(f)). Any material amendment to the financial terms or other material amendment of such Superior Proposal shall require a new notice pursuant to clause (i)(C) and the Company shall be required to comply again with the requirements of this Section 8.1(f); provided that references to five Business Days shall be deemed to be references to a two Business Day period;

(g) by the Buyer, if there has been a breach or inaccuracy in any representation or warranty of the Company or a failure to perform a covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from the Buyer (or, if earlier, by the Outside Date); or

(h) by the Company, if there has been a breach or inaccuracy in any representation or warranty of the Buyer or the Transitory Subsidiary or a failure to perform a covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Buyer of written notice of such breach, inaccuracy or failure to perform from the Company (or, if earlier, by the Outside Date); or

(i) by the Company, if all of the conditions set forth in Section 7.1 and 7.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and the Company has indicated in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement, and the Buyer and the Transitory Subsidiary fail to consummate the transactions contemplated by this Agreement within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 1.3.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) the Confidentiality Agreements (subject to their terms), the Guarantee (subject to its terms), the provisions of Sections 5.2 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver) and Article IX (Miscellaneous) of this Agreement and the indemnification and reimbursement provisions of Section 5.4(e) of this Agreement, and the liabilities and obligations of the parties pursuant to such Sections, shall remain in full force and effect and survive any termination of this Agreement and (b) such termination of this Agreement shall not relieve any party hereto from liability for fraud. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 9.10 hereof in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall pay the Buyer a termination fee of $8,000,000 in the event that this Agreement is terminated by the Company pursuant to Section 8.1(f) in order to enter into a Permitted Alternative Agreement with an Excluded Party on or before the twentieth calendar day following the expiration of the Non-Exclusivity Period.

(c) The Company shall pay the Buyer a termination fee of $13,900,000 in the event that this Agreement is terminated:

(i) by the Buyer pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f) (other than in connection with a Permitted Alternative Agreement with an Excluded Party entered into on or before the twentieth calendar day following the expiration of the Non-Exclusivity Period); or

(iii) by either the Buyer or the Company pursuant to Section 8.1(b) or 8.1(d) or by the Buyer pursuant to Section 8.1(g), so long as (x) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn (in the case of Section 8.1(d), at least ten (10) Business Days prior to the Company Meeting) and (y) within twelve (12) months after the date of termination, the Company shall have entered into a definitive agreement with respect to or consummated any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal as referred to in clause (x));

provided, however, that, for purposes of this Section 8.3(c), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”. Any fee due under (A) Section 8.3(b) or Section 8.3(c)(ii) shall be paid to the Buyer by wire transfer of same-day funds immediately prior to or substantially concurrently with such termination, (B) Section 8.3(c)(i) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement and (C) Section 8.3(c)(iii) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (y) of Section 8.3(c)(iii) is consummated or the Company enters into a definitive agreement with respect thereto.

(d) The Buyer shall pay the Company a termination fee of $15,900,000 (the “Buyer Termination Fee”) in the event that this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(i). Any fee due under this Section 8.3(d) shall be paid to the Company by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement (it being understood that in no event shall the Buyer be required to pay the Buyer Termination Fee on more than one occasion whether or not the Buyer Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events).

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, (i)(x) the Company’s right to terminate this Agreement and receive the Buyer Termination Fee pursuant to this Section 8.3 shall, subject to Section 9.10, be the sole and exclusive remedy of the Company and its Affiliates against the Buyer, the Transitory Subsidiary, the Investor, the Financing Sources and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Buyer Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representations made or alleged to be have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Buyer Termination Fee pursuant to this Section 8.3 and upon payment of such amounts, none of the Buyer, Transitory Subsidiary, the Investor, the financing sources under the Debt Commitment Letters or any of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise (except that such parties shall remain obligated for, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, and the indemnification, reimbursement and expense obligations of the Buyer contained in Section 5.4(e)), the Guarantee, the Equity Commitment Letter and (y) in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Buyer Termination Fee pursuant to this Section 8.3, the Company agrees that the maximum aggregate liability of the Buyer and Transitory Subsidiary shall be limited to an amount equal to the amount of the Buyer Termination Fee, and in no event shall the Company seek to recover any money damages in excess of such amount and (ii) if the Buyer has the right to receive a termination fee from the Company pursuant to this Section 8.3, the termination fee shall, subject to Section 9.10, be the sole and exclusive remedy of the Buyer, Transitory Subsidiary, the Guarantor and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to or associated with such termination, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have any further liability or obligations relating to or arising out of any such loss. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 9.10 (to the extent permitted thereby) and the payment of the Buyer Termination Fee pursuant to this Section 8.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or a portion of the Buyer Termination Fee. Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement in accordance with Section 8.2, none of the Company, the Buyer, the Transitory Subsidiary and their respective Affiliates shall be entitled to bring or maintain any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made that by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors (or the Special Committee, in the case of the Company), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.8, Section 6.11 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary, to it at

JLL Partners

450 Lexington Avenue, 31st Floor

New York, New York, 10017

Attn: Michel Lagarde

Telecopy: (212) 210-9376

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Marni Lerner

Telecopy: (212) 455-2502

(b) if to the Company, to it at:

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts, 01880

Attn: Tim Rodenberger

Telecopy: (781) 213-0255

with a copy to:

Baker & Hostetler LLP

Capitol Square, Suite 2100

65 East State Street

Columbus, Ohio 43215-4260

Attn: Gary A. Wadman

Telecopy: (614) 462-2616

and

Wilmer Cutler Pickering Hale and Dorr LLP

399 Park Avenue

New York, New York 10022

Attn: Robert A. Schwed

Telecopy: (212) 230-8888

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, the Company Disclosure Letter and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreements shall remain in effect in accordance with their terms.

9.4 No Third Party Beneficiaries.

(a) Except (a) as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) and (b) the rights of the Financing Sources or their Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys and representatives set forth in Sections 8.3(f), 9.10, 9.11 and 9.12 (with respect to which each Financing Source and each such person shall be a third-party beneficiary), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Other than with respect any Retained Claim, no recourse shall be had by the Company, any of its Affiliates or any person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel the Buyer or the Transitory Subsidiary to enforce any rights that they may have against any person, by attempting to enforce any assessment, or by attempting to enforce any purported right at Law or in equity, whether sounding in contract, tort, statute or otherwise) against the Buyer, the Transitory Subsidiary or any other Buyer Related Party in any way under or in connection with this Agreement, the Equity Commitment Letter, the Guarantee or any other agreement or instrument delivered in connection with this Agreement, the Equity Commitment Letter, the Guarantee, or the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith (whether at Law or in equity, whether in contract, tort, statute or otherwise). The Company hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise), against the Buyer, the Transitory Subsidiary or any Buyer Related Party except for claims that the Company may assert: (i) against any Buyer Related Party that is party to, and solely pursuant to the terms of, the Confidentiality Agreement; (ii) against the Investor (and its legal successors and assigns of their obligations hereunder) under, and solely pursuant to the terms of, the Guarantee (subject in each case to the Cap (as defined in the Guarantee)); (iii) against the Investor for specific performance of such Investor’s obligations under its Equity Commitment Letter to fund its commitment thereunder in accordance with and solely pursuant to the terms of the fifth paragraph thereof; and (iv) against the Buyer or the Transitory Subsidiary in accordance with and solely pursuant to the terms of this Agreement (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”).

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that the Buyer may assign or transfer the rights under this Agreement to any Affiliate without the prior written consent of the Company provided that the Commitment Letters and the Guarantee shall remain in full force and effect; and provided, further, that each of the Buyer and the Transitory Subsidiary may assign its rights and obligations hereunder to the Financing Parties providing the Debt Commitment Letter pursuant to the terms thereof to the extent necessary for the purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Commitment Letter, but no such assignment shall release any assigning party from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power described in the immediately preceding sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such person, and the exercise by a person of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Section 5.4, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to cause the Buyer and/or the Transitory Subsidiary to draw down the full proceeds of the Equity Commitment Letter and to cause the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.3, on the terms and subject to the conditions of this Agreement, if, but only if, (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at Closing) have been satisfied, (B) the Buyer and the Transitory Subsidiary fail to complete the Closing within ten Business Days of the date the Closing is required to have occurred pursuant to Section 1.3, (C) the Debt Financing (or if alternative financing is being used in accordance with Section 5.4, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the Buyer’s and/or the Transitory Subsidiary’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(c) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

(d) Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or nature (whether in Law or in equity) against a Financing Source (and/or any of their Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) relating to this Agreement or the Debt Commitment Letter. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its Affiliates, any Financing Source whether by or through a claim by or on behalf of the Buyer against any Financing Source, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Recourse against the Buyer to the extent permitted in this Agreement shall be the sole and exclusive remedy of the Company and its Affiliates against the Financing Parties in respect of any liabilities arising under, or in connection with, this Agreement, the Debt Commitment Letter and the transactions contemplated hereby or thereby.

9.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) subject to the last sentence of this Section 9.11, agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding against a party arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Notwithstanding the foregoing, each of the parties hereto agrees that any claim, controversy or dispute arising in connection with any Debt Commitment Letter or the performance of services thereunder or related thereto shall be governed by, and construed in accordance with, the laws of the State of New York, and agrees that the Financing Parties are beneficiaries of any liability cap or limitation on damages or remedies in this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any person to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or permit any of their Affiliates to bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter, in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and appellate courts thereof).

9.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 Disclosure Letters. The Company Disclosure Letter shall be arranged in Sections corresponding to the numbered Sections contained in this Agreement. The disclosure in any Section, whether related to representations, warranties, covenants or agreements, shall qualify the corresponding Section of this Agreement. The disclosure in any Section of this Agreement in Article III or Article IV shall qualify each other Section in Article III or Article IV to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.14 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of the individuals identified in Section 9.14 of the Company Disclosure Letter.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JLL CROWN HOLDINGS, LLC

By:	/s/ Ramsey Frank
Name: Ramsey Frank
Title: President

JLL CROWN MERGER SUB, INC.

By:	/s/ Ramsey Frank
Name: Ramsey Frank
Title: President

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao
Name: Gregory A. Serrao
Title: Chairman, Chief Executive Officer and
President

Exhibit A

RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN DENTAL PARTNERS, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is American Dental Partners, Inc.

SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is five hundred million (500,000,000) shares of common stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: (a) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, iii) under Section 174 of the General Corporation Law of Delaware, or iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(b) The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article SIXTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Expenses (including attorneys’ fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

(e) The indemnification permitted by this Article SIXTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

(f) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SIXTH or otherwise.